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                                                                   EXHIBIT 10.32

[LETTERHEAD]


VIA FEDEX
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June 20, 1996



Stephen A. Spearman, Ph.D.
17 Homewood Drive
Morristown, NJ 07960

Dear Steve:

It was a pleasure to meet with you during your visits to our company. Everyone at Pharmacopeia who met with you was greatly impressed with your skills, and I believe that our company will provide a highly stimulating environment for your personal growth. It gives me great pleasure to set forth the principal terms of an offer for you to join Pharmacopeia, Inc.

POSITION:           Exec. Vice President, Operations.

REPORTING:          You will report to the Chief Executive Officer.

RESPONSIBILITIES:   You will be responsible for directing and optimizing the
                    operations of the corporation based on goals and objectives established by the Chief Executive Officer. This will include staffing, establishing operating policies and procedures and evaluating operation results.

COMPENSATION:       Your monthly base compensation will be $18,750.00 per month, effective with your start date. Thereafter, your salary will be based on your performance and consistent with salary policy of Pharmacopeia, Inc.

EQUITY: Subject to approval by our Board of Directors, you will be granted options to purchase 50,000 shares of Pharmacopeia Common Stock at a purchase price equal to the fair market value of such shares on the date of Board approval, this date being the next Board meeting after your start date. These options will vest monthly over a four-year period at the rate of one quarter (1/4) of such shares at the end of the first year and one forty-eighth (1/48) of such shares each month thereafter.

PERFORMANCE         Target of 20% of annual base salary, based upon a
BASED INCENTIVE     predetermined set of objectives, as determined by the
COMPENSATION        Board of Directors in its sole discretion.  Your
(BONUS):            incentive compensation will be based on Company and your
                    performance.

SIGNING BONUS       You will receive a one-time signing bonus of $25,000 (less appropriate taxes) payable on the first paydate following your initiation of employment.

BENEFITS:           You will be entitled to receive Pharmacopeia's standard
                    benefits package as described in the attached summary. You will also receive additional time off with pay until vacation reaches 20 days per year (after 10 years of service).

TEMPORARY LIVING:   The Company will reimburse you for reasonable temporary
                    living expenses that exceed normal costs and are a direct result of your move. Such expenses will be covered for up to 180 days and may include:

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Stephen A. Spearman, Ph.D.
Page 2
June 20, 1996


                    -  Cost of lodging
                    -  Meals
                    -  Telephone

RELOCATION:         The Company will reimburse you for your documented and
                    reasonable relocation expenses, incurred within one year of the starting date of employment, including selling expenses, new house acquisition expenses, moving expenses and incidental expenses related to your relocation. (See attachment for listing of normally covered items).

TAX ALLOWANCE:      The IRS considers certain reimbursements of relocation and temporary living expenses as taxable income. If these items are not classified as being deductible, the Company will provide a "tax gross-up allowance" to assist in payment of federal and state income tax liabilities. On such reimbursements, the Company is required to withhold tax at the time of payment.

EQUITY LOAN:        An equity loan will be made available for the down payment on your new home to the extent of the equity in your present home. Repayment of the loan, which is interest free, must be paid within 15 days of the earliest of the following:

                    -  sale of your old residential property
                    -  termination of your employment with the Company

AT-WILL             Your employment will be at will, which means it may be
EMPLOYMENT:         terminated at any time by you or the Company.

SEVERANCE           In the event you are terminated without Cause within twelve months of the date you commence employment, the Company will pay your base salary for twelve months after the date of such termination; and, in the event you are terminated after twelve months but within twenty-four months of the date you commence employment, the Company will pay your base salary for the balance of such second twelve month period (e.g., if you are terminated in month thirteen, the Company will pay your salary for eleven months; if you are terminated in month fourteen, the Company will pay your salary for ten months, etc.), provided in any case, that the Company's obligation to continue to pay such salary shall cease as of the date you commence full-time employment with another business entity. For the purpose of this agreement, "Cause" shall mean the occurrence of any of the following: (a) any intentional action or intentional failure to act by you which was performed in bad faith and to the material detriment of the Company; (b) you refuse to follow the directives of the Chief Executive Officer or Board of Directors; or (c) you are convicted or plead NOLO CONTENDERE to a felony crime involving moral turpitude; provided that;
                    in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to you describing the nature of such event and you shall thereafter have fifteen (15) days to cure such event. In the event your employment is terminated by the Company with Cause, or is terminated by the Company after twenty-four months from the date you commence employment, or is terminated voluntarily by you, you shall not be entitled to any severance compensation.

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Stephen A. Spearman, Ph.D.
Page 3
June 20, 1996


START DATE:         August 12, 1996 or another mutually agreed upon date.

The Immigration Reform and Control Act makes it unlawful for an employer to hire an individual who is not authorized to work in the United States. You will, therefore, be required to present documentation on your first day to prove your employment authorization and identity. Attached is a copy of the required form (I-9) and a list of acceptable documents so you can be prepared to provide documentation on your first day of employment.

Additionally, you will be required to sign a Proprietary Information and Business Ethics Agreement when you report for work. A copy of the agreement is attached for your review.

As is customary, this offer is contingent upon completion of a background check and passing a test for the presence of drugs, including marijuana, in your system. A positive test for drugs, other than those prescribed for you by your physician, will constitute grounds for withdrawing our offer. This test for drugs may be completed prior to or at your start date. Please contact Eileen Pagnutti-Kish at (609) 452-3640 as soon as possible to schedule this drug screen.

At the same time the drug screen is completed, you will be given a physical examination. Your job offer, however, will not be subject to withdrawal based on the results of this examination, unless it reveals that you are unable to perform the essential functions of the job at issue without reasonable accommodation.

We at Pharmacopeia believe we are well along in the process of assembling a world class team to implement our broad and deep technology portfolio, with the expectation of being a state-of-the-art company focused on combinatorial chemical libraries and their use in defining developable bioactive molecules. I hope you will decide to join us in building this exciting company.

If you have any questions or need additional information, please call me at
(609) 452-3637.

Steve, we would like you to join Pharmacopeia. Please indicate your acceptance by signing and returning one copy of this offer and application for employment in the enclosed Fedex envelope no later than July 3, 1996.

                                        Sincerely,



                                        /s/ Joe

                                        Joseph A. Mollica, Ph.D.
                                        Chairman and Chief Executive Officer

SIGNED AND AGREED BY:


/s/ Stephen A. Spearman
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     June 24, 1996
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